Exhibit 99.2

Media General Inc., PO Box 85333, Richmond, VA 23293-0001    804/649-6748  www.mediageneral.com

FOR IMMEDIATE RELEASE

Tuesday, August 1, 2006

Media General Announces Sale of WDEF-TV in Chattanooga to Morris Multimedia

Richmond, Va., and Savannah, Ga. – Media General, Inc. (NYSE: MEG) and Morris Multimedia, Inc., announced today that they have signed a definitive agreement under which a wholly owned subsidiary of Morris Multimedia, Inc., will purchase the assets of Media General’s CBS television station WDEF in Chattanooga, Tenn. The sales price is approximately $22 million. The transaction is subject to regulatory approvals and is expected to be completed in the third or fourth quarter of 2006.

On April 6, 2006, Media General announced that it would divest WDEF and three other CBS stations, KWCH in Wichita, Kan., WIAT in Birmingham, Ala., and KIMT in Mason City, Iowa, as part of its acquisition of four NBC stations, which the company completed on June 26, 2006. On July 28, 2006, Media General announced a definitive agreement to sell KWCH and its three satellite stations to Schurz Communications, Inc.

Marshall N. Morton, president and chief executive officer of Media General, said, “We are pleased to announce the second sales agreement of our announced plan to divest four CBS stations. Negotiations for the sale of WIAT and KIMT are under way. We continue to expect to conclude all of the sales by year-end.”

Media General will provide aggregated financial details on the group of stations sold following all of the divestitures. The company continues to expect net proceeds from the sale of all the stations to exceed $100 million.

Charles H. Morris, chairman and chief executive officer of Morris Multimedia, Inc., described the purchase as another component of the company’s long-term strategy. “The acquisition is an important strategic fit for our broadcast group, led by our president, Dean Hinson. Chattanooga is a city that has aggressively reinvested in itself, and the results have positioned it well for future growth. WDEF is a superior television station with a strong local presence, talented employees and a quality news product. We look forward to the opportunity to become the new owners of this station.”

Mr. Morton said, “We thank the WDEF employees for their many contributions to Media General and wish them well in the future.”

WDEF was acquired by Media General in 1997 from the former Park Communications and has approximately 75 employees. The station has served the Chattanooga area since 1954 and was the first station in the market.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

Publishing     •     Broadcast     •    Interactive Media

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Media General Inc., PO Box 85333, Richmond, VA 23293-0001    804/649-6748  www.mediageneral.com

About Media General

Media General is a multimedia company operating leading newspapers, television stations and online enterprises primarily in the Southeastern United States. The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 150 weekly newspapers and other publications. The company’s broadcasting assets currently include 30 network-affiliated television stations that reach more than 33 percent of the television households in the Southeast and more than 10 percent of those in the United States. The company’s interactive media assets include more than 75 online enterprises that are associated with its newspapers and television stations. Media General also owns a 33 percent interest in SP Newsprint Company, a manufacturer of recycled newsprint.

About Morris Multimedia, Inc.

Morris Multimedia, Inc., founded in 1970 and headquartered in Savannah, Georgia, is one of the largest privately-owned media companies in the United States. Morris Multimedia, through its affiliate Morris Network, Inc., owns and operates the following five network affiliate television stations:

•	WCBI: Columbus/Tupelo/West Point, Mississippi

•	UPNMS: Columbus/Tupelo/West Point, Mississippi

•	WXXV: Gulfport, Mississippi

•	WMGT: Macon, Georgia

•	WWAY: Wilmington, North Carolina

Morris Multimedia also owns and operates over 100 daily and weekly newspapers, shoppers and niche publications through its affiliate, Morris Newspaper Corporation. Morris Multimedia operates in nine states and the Caribbean.

CONTACTS:

Media General

Lou	Anne J. Nabhan, Investors

804-649-6103

Ray Kozakewicz, Media

804-649-6748

Morris Multimedia, Inc.

Jeff Samuels, Chief Financial Officer

912-443-3251

Publishing     •     Broadcast     •    Interactive Media

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